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                                                                   EXHIBIT 10-13

November 3, 2004

Ilene Kaminsky
290-174 Avenue
#1601
Miami Beach, FL 33160

Dear Ms. Kaminsky,

Epixtar Corp. and its subsidiary, Voxx Corporation (EPIXTAR), is pleased to extend an offer to join our firm in the position of Chief Executive Officer. This position reports directly to the board of directors. You will be nominated to the board of directors and if elected, will likely be asked to serve as its chairperson. We welcome you to join us on November 29, 2004. This letter will serve to confirm our understanding of your acceptance of this position.

COMPENSATION
You will be compensated at the rate of $300,000 annually, subject to all withholdings required by law. In addition, you will receive a $2,500 per month automobile allowance.

The first 60 days of your employment will be probationary. After your probationary 60 days and a performance evaluation, your status will be regularized. If after the probationary period, EPIXTAR terminates your employment without cause, you will receive 6 months salary. This may be paid in one lump sum or paid out over the six months, solely at Epixtar's discretion.

In the event of a change of control in Epixtar Corp. (parent company) and or Voxx Corporation (call center subsidiary) resulting in a valuation of either entity of $50,000,000 or more, you will have the option to either continue your employment at the pleasure of the new control party(s), or receive a onetime severance of $1,000,000. Should the valuation, as a result of the above mentioned control change, be less than $50,000,000, the said severance will be adjusted downward on a pro rata basis.

RESPONSIBILITIES
Your responsibilities will consist of, but not be limited to: overall management and direction of company functions including operations, marketing, strategy, financing, creation of company culture, human resources, compliance with regulatory issues, sales, IT and public relations. You will be responsible for investor and board relations, vendor relations, client relations and employee relations. You will participate with senior management in setting strategy and vision for the direction of the Company. Capital allocation is also a major function of your role, to include setting budgets and managing major expenditures. Approximately 50 percent of your time will include travel both domestically and internationally.

POLICIES AND BENEFITS
Any questions regarding EPIXTAR's policies, benefits administration or eligibility, should be directed to Kirsten Fisch, Human Resources Director. EPIXTAR does contract for health insurance for its employees and their immediate family. The Company pays 80% of the premium and the employee is responsible for the remaining 20%.

AT-WILL EMPLOYMENT
If you choose to accept this offer, please understand that the corporate office is based in Miami, Florida, and your employment is "at-will," voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, EPIXTAR is free to conclude its at-will employment relationship with you at any time, with our without cause and for any reason or for no reason. Nothing herein is to be construed to the contrary.

CONFIDENTIALITY AND AUTHORIZATION TO WORK
As a condition of employment, you will be requested to sign an Employment Agreement, as well as other standard employment documents. You should also note that you would be required to show proof of citizenship, permanent residency in the U.S., or authorization to work in the U.S. within three business days of your date of hire.

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ACCEPTANCE
To indicate your acceptance of this offer, please sign below. This offer shall remain open until November 15, 2004. This letter supersedes any prior communications, if any, on the subjects herein. This letter may only be modified by a written agreement signed by you and an officer of EPIXTAR. It is not a contract of any kind.

Welcome to EPIXTAR, Ilene Kaminsky. We hope you agree that you have a great contribution to make to the industry by way of EPIXTAR, and that you will find working here a rewarding experience. We look forward to the opportunity of working with you to recreate a successful company, and we are confident that your employment with EPIXTAR will prove mutually beneficial.

/s/ Kirsten Fisch
Kirsten Fisch
Human Resource Director
Epixtar Corp.

I ACCEPT THIS OFFER OF AT-WILL EMPLOYMENT.

/s/ Ilene Kaminsky
Ilene Kaminsky                                                         Date